Exhibit 10.23

Share Transfer Agreement

Of

Jinhua Kandi New Energy Vehicles Co., Ltd

Transferor (Party A): Hu Xiaoming

Transferee (Party B): Zhejiang Kandi Technologies Group Co., Ltd.

Approval by the resolutions of shareholders’ meeting of Jinhua Kandi New Energy Vehicles Co., Ltd, Party A and Party B reached the following agreement on the share transfer of Jinhua New Energy Vehicles Co., Ltd:

1. Amount of the transferred share and its price: Party A is willing to sell 50% of the equity interest of Kandi New Energy Vehicles Co., Ltd. (the subscribed capital contribution is RMB 18 million) to Party B at a price of RMB 18 million, and Party B is willing to transfer the above equity interest at such price.

2. After the share transfer, the corresponding rights and obligations of Party A, as a shareholder, in Kandi New Energy Vehicles Co., Ltd shall be assumed by Party B.

3. Party A guarantees that he has the full right to dispose of the transferred equity interest, and there is no reason for the share to be pledged or frozen. Party A must cooperate with Party B and Kandi New Energy Vehicles Co., Ltd. to go through the transfer and modification procedures of the equity interest of this target with the registration authority in accordance with applicable law.

4. Liability for breach of contract and settlement of disputes: If any party to the agreement violates this agreement, and causes losses to the other party, the breaching party shall be liable and compensate for the economic losses caused to the other party.

5. In case of any dispute arising from this agreement, both parties shall resolve it through negotiation. If the negotiation fails, they shall file a lawsuit in the people’s court according to relevant law.

6. This agreement is made in triplicate, with each party holding one copy. It shall take effect after being signed (sealed) by both parties.

Signature (seal) of the transfer (Party A):

Signature (seal) of the transferee (Party B):

March 7, 2022